Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
April 24, 2015

Thank you, Gail. Good morning everyone.

Trinity Highway Products manufactures and markets the ET Plus® Guardrail System pursuant to an exclusive license agreement granted by The Texas A&M University System. As previously reported, Trinity and Trinity Highway Products received an adverse jury verdict in October 2014 in a False Claims Act case involving the ET Plus.  Following the verdict, the Federal Highway Administration, or FHWA, requested that Trinity conduct eight additional crash tests on the ET Plus. These tests were completed in January of this year. Following analysis of the crash test data by the FHWA and their independent expert, the FHWA reported that the ET Plus met the required criteria for all eight tests.

Earlier this year, the FHWA and the American Association of State Highway and Transportation Officials, or AASHTO, together formed two task forces to examine some of the allegations about the ET Plus guardrail system. AASHTO is an association representing highway and transportation departments in all 50 states. The first joint task force investigated allegations of multiple versions of the ET Plus and whether the ET Plus devices used in the eight additional crash tests were representative of the ET Plus devices installed on the roadways.

On March 11, 2015, the FHWA and AASHTO released the findings of the first joint task force that evaluated field measurement data collected by FHWA engineers from more than 1,000 ET Plus devices installed on roadways throughout the country. The joint task force concluded there was no evidence to suggest there are multiple versions of the ET Plus on our nation’s roadways. The joint task force also concluded that the end terminals crash tested at Southwest Research Institute between December 2014 and January 2015 were representative of the ET Plus devices installed across the country. The FHWA has publicly reported that the second joint task force evaluating the ET Plus should complete its work early this summer. Upon release of this task force’s findings, we will perform a thorough analysis regarding the resumption of shipments of the ET Plus to our customers.

On another note, recent news articles have reported the commencement of an investigation out of the Boston, MA office of the U.S. Department of Justice. We intend to cooperate in this investigation.

Trinity’s post-trial motions continue to emphasize that the allegations in the False Claims Act case are without merit. The District Court has ordered the parties to mediate. We are complying with the mediation order in good faith. In the meantime, we are preparing our appeal to the 5th Circuit Court of Appeals should the District Court enter a judgment on the verdict. We will continue our approach of providing the facts and data that support the strength of our positions.

Our first quarter 10-Q will be filed today, in which we provide additional information on this litigation in Note 18. If you would like more details relating to my comments, please refer to Trinity Highway’s website at www.etplusfacts.com where my February 19, 2015 conference call comments and my April 1, 2015 Stakeholder Overview are posted.

I will now turn the call over to Tim.